Exhibit 99.1

Spectrum Brands, Inc. 3001 Deming Way Middleton, WI 53562 P.O. Box 620992 Middleton, WI 53562 (608) 275-3340

FOR IMMEDIATE RELEASE	Investor/Media Contact: Dave Prichard 608.278.6141

Douglas L. Martin to Join Spectrum Brands as
Executive Vice President and Chief Financial Officer on September 1
Middleton, WI, August 14, 2014 – Spectrum Brands Holdings, Inc. (NYSE: SPB), a global consumer products company with market-leading brands, announced today that Douglas L. Martin, 51, will join the Company on September 1 as Executive Vice President and Chief Financial Officer, reporting to Dave Lumley, President and Chief Executive Officer.  Mr. Martin replaces Tony Genito, 58, who announced plans in April to leave Spectrum Brands by the end of 2014 to return with his family to the Southeast.
Mr. Martin comes to Spectrum Brands from Newell Rubbermaid (NYSE: NWL), where he had been Executive Vice President and Chief Financial Officer since 2012 as part of a 27-year career with the company.  Prior to serving as CFO, Mr. Martin held a number of key financial leadership positions, including Deputy Chief Financial Officer, Vice President of Finance – Consumer Group, Vice President of Finance – Office Products Group, Vice President and Treasurer, and Vice President, Tax.
“We’re pleased to welcome Doug to Spectrum Brands at this exciting time in the execution of our global growth strategies,” said Mr. Lumley. “Doug shares our operating philosophy and culture, including the Spectrum Value Model and pay for performance, and understands the importance of cost improvement and shared services. He has a deep consumer products industry knowledge, including experience with many of the same retail customers and channels.  Doug was born and raised in the Midwest and was originally with the former Newell company then based in Northern Illinois.”
“I look forward to helping Spectrum Brands continue to grow and prosper in this globally changing, branded consumer goods environment,” said Mr. Martin.  “I’m impressed with the Company’s long-term prospects and strategies, its senior management team, and its solid balance sheet and strong and growing free cash flow.  On a personal note, my family and I are also excited about returning to our deep roots in the Midwest.”
“I am thrilled to have Doug join the management team at Spectrum Brands,” said David Maura, Chairman of Spectrum Brands. “Doug is a high integrity person who shares my passion for taking Spectrum Brands to the next level.  He believes in our ownership/accountability culture and grasps our performance-driven organization. Spectrum Brands’ best days are in front of us, and I look forward to Doug’s contributions to the Company’s bright future.”

A Certified Public Accountant, Mr. Martin began his career with KPMG LLP.  He is a graduate of Rockford College in Illinois with a bachelor’s degree in accounting.

About Spectrum Brands Holdings, Inc.

Spectrum Brands Holdings, a member of the Russell 2000 Index, is a global and diversified consumer products company and a leading supplier of consumer batteries, residential locksets, residential builders’ hardware, faucets, shaving and grooming products, personal care products, small household appliances, specialty pet supplies, lawn and garden and home pest control products, and personal insect and animal repellents. Helping to meet the needs of consumers worldwide, our Company offers a broad portfolio of market-leading, well-known and widely trusted brands including Rayovac®, Varta®, Kwikset®, Weiser®, Baldwin®, National Hardware®, Pfister®, Remington®, George Foreman®, Black & Decker®, Toastmaster®, Farberware®, Tetra®, Marineland®, Nature’s Miracle®, Dingo®, 8-in-1®, FURminator®, Littermaid®, Spectracide®, Cutter®, Repel®, Hot Shot®, Black Flag® and Liquid Fence®. Spectrum Brands' products are sold by the world's top 25 retailers and are available in more than one million stores in approximately 140 countries. Spectrum Brands Holdings generated net sales of approximately $4.1 billion in fiscal 2013. For more information, visit www.spectrumbrands.com.
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